Exhibit 10.14

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

CHARTER COMMUNICATIONS OPERATING, LLC
(a Delaware Limited Liability Company)

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended from time to time, this "Agreement") is entered into as of November 30, 2009 by CCO Holdings, LLC, a Delaware limited liability company ("CCO Parent"), as the sole member of Charter Communications Operating, LLC, a Delaware limited liability company (the "Company").

W I T N E S S E T H:

WHEREAS, the Company is governed by that certain Limited Liability Company Agreement dated as of June 19, 2003, as amended (the "Prior Agreement"); and

WHEREAS, CCO Parent, as the sole member of the Company, wishes to amend and restate the Prior Agreement in compliance with the requirements of the Joint Plan; and

WHEREAS, JPMorgan Chase Bank, N.A. is currently the “Funding Agent,” as defined in that certain Credit Agreement with the Company as Borrower, dated as of March 18, 1999, as Amended and Restated as of March 6, 2007 (and as it may be amended, supplemented, modified, restated, refunded, renewed, replaced or refinanced from time to time, the "Credit Agreement"), and the Funding Agent from time to time under the Credit Agreement is intended by CCO Parent and the Company to have certain rights as set forth herein and to be an express third party beneficiary of those provisions of this Agreement conferring such rights upon the Funding Agent;

NOW, THEREFORE, in consideration of the terms and provisions set forth herein, the benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the party hereby agrees as follows:

SECTION 1. General.

(a) Formation.  Effective as of the date and time of filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware, the Company was formed as a limited liability company under the Delaware Limited Liability Company Act, 6 Del.C. § 18-101, et. seq., as amended from time to time (the "Act").  Except as expressly provided herein, the rights and obligations of the Members (as defined in Section 1(h)) in connection with the regulation and management of the Company shall be governed by the Act.

(b) Name.  The name of the Company shall continue to be "Charter Communications Operating, LLC".  The business of the Company shall be conducted under such name or any other name or names that the Manager (as defined in Section 4(a)(i) hereof) shall determine from time to time.

(c) Registered Agent.  The address of the registered office of the Company in the State of Delaware shall continue to be c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.  The name and address of the registered agent for service of process on the Company in the State of Delaware shall continue to be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington , Delaware 19808.  The registered office or registered agent of the Company may be changed from time to time by the Manager.

(d) Principal Office.  The principal place of business of the Company shall be at 12405 Powerscourt Drive, St. Louis, MO 63131.  At any time, the Manager may change the location of the Company's principal place of business.

(e) Term.  The term of the Company commenced on the date of the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware, and the Company will have perpetual existence until dissolved and its affairs wound up in accordance with the provisions of this Agreement.

(f) Certificate of Formation.  The execution of the Certificate of Formation by Collen Hegarty and the Certificate of Amendment thereto by Marcy Lifton and the filing thereof in the office of the Secretary of State of the State of Delaware, are hereby ratified, confirmed and approved.

(g) Qualification; Registration.  The Manager shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business and in which such qualification, formation or registration is required or desirable.  The Manager, as an authorized person within the meaning of the Act, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

(h) Voting.  Each member of the Company (if there is only one member of the Company, the "Member"; or if there are more than one, the "Members") shall have one vote in respect of any vote, approval, consent or ratification of any action (a "Vote") for each one percentage point of Percentage Interest (as defined in Section 7) held by such Member (totaling 100 Votes for all Members) (any fraction of such a percentage point shall be entitled to an equivalent fraction of a Vote).  So long as no Triggering Event has occurred and is continuing, any vote, approval, consent or ratification as to any matter under the Act or this Agreement by a Member may be evidenced by such Member's execution of any document or agreement (including this Agreement or an amendment hereto in accordance with the provisions thereof) that would otherwise require as a precondition to its effectiveness such vote, approval, consent or ratification of the Members.  "Triggering Event" shall mean (i) the occurrence and continuance of an Event of Default (as defined in the Credit Agreement) and (ii) the Funding Agent’s giving notice in any manner provided for in the Credit Agreement to the Company and CCO Parent that it intends to exercise the rights described herein during the occurrence and continuance of such Event of Default.  “LLC Arrangement” shall mean the provisions of this Section 1(h) relating to the rights and powers of the Funding Agent respecting any vote, approval, consent or ratification, whether or not inchoate.  If a Triggering Event has occurred and is continuing, then the Members shall continue to have the right to exercise their Votes; provided that, in the event the Funding Agent’s determination with respect to any matter requiring or permitting a vote hereunder or under the Act is contrary to the vote, approval, consent or ratification of the Members, the Funding Agent’s determination with respect to such matter shall, for all purposes of this Agreement and the Act, control and supersede any contrary vote, approval, consent or ratification of the Members (including, for the sake of clarity, any matter requiring or permitting unanimity of Votes hereunder).  The Funding Agent’s rights and powers respecting any vote, approval, consent or ratification hereunder may only be exercised if the Triggering Event has occurred until such time that the Event of Default (as defined in the Credit Agreement) which gave rise to such rights and powers respecting any vote, approval, consent or ratification has been cured.  The LLC Arrangement shall be effective from and after the date hereof until a LLC Arrangement Notice (as defined below) shall have been delivered and will continue to be effective until the Funding Agent shall have delivered written confirmation (the "LLC Arrangement Notice") to the Company and CCO Parent that an LLC Arrangement Retraction Event (as defined below) has occurred.  The LLC Arrangement Notice shall be promptly delivered by the Funding Agent if 91 days shall have passed since the date on which the CCO Parent shall have complied with the provisions of Section 6.13 of the Credit Agreement (the date on which the LLC Arrangement Notice is delivered, the “Conditional Notice Date”), including, without limitation, becoming a party to the Guarantee and Collateral Agreement (as defined in the Credit Agreement), and after the occurrence of the Guarantee and Pledge Date (as defined in the Credit Agreement), and to the knowledge of the Funding Agent,  no Event of Default has occurred during such period and is continuing as of the Conditional Notice Date (such circumstances being collectively referred to as the “LLC Arrangement Retraction Event”); provided, that, if an Event of Default shall have occurred during such 91-day period and be continuing on the Conditional Notice Date, the Funding Agent shall not be required to give the LLC Arrangement Notice until such Event of Default shall no longer be continuing.  Immediately upon delivery of the LLC Arrangement Notice (other than, and without prejudice to, the provisions set forth in Sections 6(c) and 15), the LLC Arrangement shall no longer be effective and the Funding Agent shall automatically cease to have the specific rights set forth in this Agreement that are operative only during the effectiveness of the LLC Arrangement; provided, however, that unless the LLC Arrangement Notice shall have been delivered, the LLC Arrangement shall remain effective notwithstanding any cure of a Triggering Event and the Funding Agent shall retain all rights and benefits hereunder, without prejudice, with respect to the occurrence of any subsequent Triggering Event.  If the Event of Default (as defined in the Credit Agreement) which gave rise to such rights and powers respecting any vote, approval, consent or ratification has been cured before the LLC Arrangement Notice shall have been delivered, then the Funding Agent’s rights and powers respecting any vote, approval, consent or ratification under the LLC Arrangement may be triggered again upon a subsequent Triggering Event.  However, the Funding Agent’s rights and powers respecting any vote, approval, consent or ratification under the LLC Arrangement shall not become effective after an LLC Arrangement Notice is delivered by the Funding Agent following the LLC Arrangement Retraction Event.

(i)           Prohibition on Non-Voting Equity Securities.   Notwithstanding anything to the contrary in this Operating Agreement, the Company shall not issue nonvoting equity securities to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C. §1123(a)(6)).  The prohibition on the issuance of nonvoting equity securities is included in this Operating Agreement in compliance with Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C. §1123(a)(6)).

SECTION 2. Purposes.  The Company was formed for the object and purpose of, and the nature of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

SECTION 3. Powers.  The Company shall have all powers necessary, appropriate or incidental to the accomplishment of its purposes and all other powers conferred upon a limited liability company pursuant to the Act.

SECTION 4. Management.

(a) Management by Manager.

i) CCO Parent, as the sole member of the Company, hereby confirms the election of Charter Communications, Inc., a Delaware corporation ("CCI"), or its successor-in-interest that acquires directly or indirectly substantially all of the assets or business of CCI, as the Company's manager (the "Manager").  CCI shall be the Manager until a simple majority of the Votes elects otherwise.  No additional person may be elected as Manager without the approval of a simple majority of the Votes (for purposes of this Agreement, to the extent the context requires, the term "person" refers to both individuals and entities).  Except as otherwise required by applicable law and as provided below with respect to the Board, the powers of the Company shall at all times be exercised by or under the authority of, and the business, property and affairs of the Company shall be managed by, or under the direction of, the Manager.  The Manager is a "manager" of the Company within the meaning of the Act.  Any person appointed as Manager shall accept its appointment by execution of a consent to this Agreement.

ii) The Manager shall be authorized to elect, remove or replace directors and officers of the Company, who shall have such authority with respect to the management of the business and affairs of the Company as set forth herein or as otherwise specified by the Manager in the resolution or resolutions pursuant to which such directors or officers were elected.

iii) Except as otherwise required by this Agreement or applicable law, the Manager shall be authorized to execute or endorse any check, draft, evidence of indebtedness, instrument, obligation, note, mortgage, contract, agreement, certificate or other document on behalf of the Company without the consent of any Member or other person.

iv) No annual or regular meetings of the Manager or the Members are required.  The Manager may, by written consent, take any action which it is otherwise required or permitted to take at a meeting.

v) The Manager's duty of care in the discharge of its duties to the Company and the Members is limited to discharging its duties pursuant to this Agreement in good faith, with the care a director of a Delaware corporation would exercise under similar circumstances, in the manner it reasonably believes to be in the best interests of the Company and its Members.

vi) Except as required by the Act, no Manager shall be liable for the debts, liabilities and obligations of the Company, including without limitation any debts, liabilities and obligations under a judgment, decree or order of a court, solely by reason of being a manager of the Company.

(b) Board of Directors.

i) Notwithstanding paragraph (a) above, upon the effectiveness of this Agreement, the Manager may delegate its power to manage the business of the Company to a board of natural persons designated as "directors" (the "Board") which, subject to the limitations set forth below, shall have the authority to exercise all such powers of the Company and do all such lawful acts and things as may be done by a manager of a limited liability company under the Act and as are not by statute, by the Certificate of Formation (as amended from time to time, the “Certificate”), or by this Agreement (including without limitation Section 4(c) hereof) directed or required to be exercised or done by the Manager; provided, that until such time as the Funding Agent shall have delivered the LLC Arrangement Notice, no such delegation hereunder shall be effective unless written copies of such delegation have been delivered to the Funding Agent.  As of the date of effectiveness of this Agreement, no such delegation is in effect.  Except for the rights and duties that are assigned to officers of the Company, the rights and duties of the directors may not be assigned or delegated to any person.  No action, authorization or approval of the Board shall be required, necessary or advisable for the taking of any action by the Company that has been approved by the Manager.  In the event that any action of the Manager conflicts with any action of the Board, the action of the Manager shall control.

ii) Except as otherwise provided herein, directors shall possess and may exercise all the powers and privileges and shall have all of the obligations and duties to the Company and the Members granted to or imposed on directors of a corporation organized under the laws of the State of Delaware.

iii) The number of directors on the date hereof is one, which number may be changed from time to time by the Manager.  The director as of the date hereof shall be as set forth on Exhibit A hereto, provided that Exhibit A need not be amended whenever the director(s) or his or her successors are changed in accordance with the terms of this Agreement.

iv) Each director shall be appointed by the Manager and shall serve in such capacity until the earlier of his resignation, removal (which may be with or without cause) or replacement by the Manager.

v) No director shall be entitled to any compensation for serving as a director.  No fee shall be paid to any director for attendance at any meeting of the Board;

provided, however, that the Company may reimburse directors for the actual reasonable costs incurred in such attendance.

(c) Consent Required.

i) None of the Members, Managers, directors or officers of the Company or the Funding Agent (in the exercise of the LLC Arrangement) shall:

(1) do any act in contravention of this Agreement;

(2) cause the Company to engage in any business not permitted by the Certificate or the terms of this Agreement;

(3) cause the Company to take any action that would make it impossible to carry on the usual course of business of the Company (except to the extent expressly provided for hereunder); it being hereby agreed that any actions necessary to comply with the Company’s obligations under the Credit Agreement are in the ordinary course of the Company’s business; or

(4) possess Company property or assign rights in Company property other than for Company purposes; it being hereby agreed that any actions necessary to comply with the Company’s obligations under the Credit Agreement are within the Company’s purposes.

ii) In addition to any approval that may be required under Section 15(b) to the extent amendment of this Agreement is required for any of the following actions, one hundred percent (100%) of the Votes shall be required to:

(1) issue limited liability company interests in the Company to any person;

(2) change or reorganize the Company into any other legal form;

(3) approve a merger or consolidation of the Company with another person;

(4) sell all or substantially all of the assets of the Company; or

(5) voluntarily dissolve the Company.

iii) In addition to any approval that may be required under Section 15(b) to the extent amendment of this Agreement is required for any of the following actions, the affirmative vote, approval, consent or ratification of the Manager shall be required to:

(1) alter the primary purposes of the Company as set forth in Section 2;

(2) issue limited liability company interests in the Company to any person;

(3) enter into or amend any agreement which provides for the management of the business or affairs of the Company by a person other than the Manager (and the Board);

(4) change or reorganize the Company into any other legal form;

(5) approve a merger or consolidation of the Company with another person;

(6) sell all or substantially all of the assets of the Company;

(7) operate the Company in such a manner that the Company becomes an "investment company" for purposes of the Investment Company Act of 1940;

(8) except as otherwise provided or contemplated herein, enter into any agreement to acquire property or services from any person who is a director or an officer of the Company;

(9) settle any litigation or arbitration with any third party, any Member, or any affiliate of any Member, except for any litigation or arbitration brought or defended in the ordinary course of business where the present value of the total settlement amount or damages will not exceed $5,000,000;

(10) materially change any of the tax reporting positions or elections of the Company;

(11) make or commit to any expenditures which, individually or in the aggregate, exceed or are reasonably expected to exceed the Company's total budget (as approved by the Manager) by the greater of 5% of such budget or Five Million Dollars ($5,000,000);

(12) make or incur any secured or unsecured indebtedness which individually or in the aggregate exceeds Five Million Dollars ($5,000,000), provided that this restriction shall not apply to (i) any refinancing of or amendment to existing indebtedness which does not increase total borrowing (including obligations under the Credit Agreement and the Loan Documents (as defined in the Credit Agreement), all of which have been, and are hereby, ratified and confirmed), (ii) any indebtedness to (or guarantee of indebtedness of) any entity controlled by or under common control with the Company ("Intercompany Indebtedness"), (iii) the pledge of any assets to support any otherwise permissible indebtedness of the Company or any Intercompany Indebtedness or (iv) indebtedness necessary to finance a transaction or purchase approved by the Manager; or

(13) voluntarily dissolve the Company.

(d) Board Meetings.

i) Regular Meetings.  Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board, but not less often than annually.

ii) Special Meetings.  Special meetings of the Board may be called by the President or any director on twenty-four (24) hours' notice to each director; special meetings shall be called by the President or Secretary in like manner and on like notice on the written request of Members holding a simple majority of the Votes.  Notice of a special meeting may be given by facsimile.  Attendance in person of a director at a meeting shall constitute a waiver of notice of that meeting, except when the director objects, at the beginning of the meeting, to the transaction of any business because the meeting is not duly called or convened.

iii) Telephonic Meetings.  Directors may participate in any regular or special meeting of the Board, by means of conference telephone or similar communications equipment, by means of which all persons participating in the meeting can hear each other.  Participation in a meeting pursuant to this Section 4(d)(iii) will constitute presence in person at such meeting.

iv) Quorum.  At all meetings of the Board, a majority of the directors shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate or this Agreement.  If a quorum is not present at any meeting of the Board, the directors present thereat may adjourn the meeting from time to time until a quorum shall be present.  Notice of such adjournment shall be given to any director not present at such meeting.

v) Action Without Meeting.  Unless otherwise restricted by the Certificate or this Agreement, any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all directors consent thereto in writing and such written consent is filed with the minutes of proceedings of the Board.

(e) Director's Duty of Care.  Each director's duty of care in the discharge of his or her duties to the Company and the Members is limited to discharging his duties pursuant to this Agreement in good faith, with the care a director of a Delaware corporation would exercise under similar circumstances, in the manner he or she reasonably believes to be in the best interests of the Company and its Members.

SECTION 5. Officers.

(a) Officers.  The Company shall have such officers as may be necessary or desirable for the business of the Company.  The officers may include a Chairman of the Board, a President, a Treasurer and a Secretary, and such other additional officers, including one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers as the Manager, the Board, the Chairman of the Board or the President may from time to time elect.  Any two or more offices may be held by the same individual.  The initial officers are set forth on Exhibit A.

(b) Election and Term.  The President, Treasurer and Secretary shall, and the Chairman of the Board may, be appointed by and shall hold office at the pleasure of the Manager or the Board.  The Manager, the Board, or the President may each appoint such other officers and agents as such person shall deem desirable, who shall hold office at the pleasure of the Manager, the Board, or the President, and who shall have such authority and shall perform such duties as from time to time shall, subject to the provisions of Section 5(d) hereof, be prescribed by the Manager, the Board, or the President.

(c) Removal.  Any officer may be removed by the action of the Manager or the action of at least a majority of the directors then in office, with or without cause, for any reason or for no reason.  Any officer other than the Chairman of the Board, the President, the Treasurer or the Secretary may also be removed by the Chairman of the Board or the President, with or without cause, for any reason or for no reason.

(d) Duties and Authority of Officers.

i) President.  The President shall be the chief executive officer and (if no other person has been appointed as such) the chief operating officer of the Company; shall (unless the Chairman of the Board elects otherwise) preside at all meetings of the Members and Board; shall have general supervision and active management of the business and finances of the Company; and shall see that all orders and resolutions of the Board or the Manager are carried into effect; subject, however, to the right of the directors to delegate any specific powers to any other officer or officers.  In the absence of direction by the Manager, Board or the Chairman of the Board to the contrary, the President shall have the power to vote all securities held by the Company and to issue proxies therefor.  In the absence or disability of the President, the Chairman of the Board (if any) or, if there is no Chairman of the Board, the most senior available officer appointed by the Manager or the Board shall perform the duties and exercise the powers of the President with the same force and effect as if performed by the President, and shall be subject to all restrictions imposed upon him.

ii) Vice President.  Each Vice President, if any, shall perform such duties as shall be assigned to such person and shall exercise such powers as may be granted to such person by the Manager, the Board or by the President of the Company.  In the absence of direction by the Manager, the Board or the President to the contrary, any Vice President shall have the power to vote all securities held by the Company and to issue proxies therefor.

iii) Secretary.  The Secretary shall give, or cause to be given, a notice as required of all meetings of the Members and of the Board.  The Secretary shall keep or cause to be kept, at the principal executive office of the Company or such other place as the Board may direct, a book of minutes of all meetings and actions of directors and Members.  The minutes shall show the time and place of each meeting, whether regular or special (and, if special, how authorized and the notice given), the names of those present at Board meetings, the number of Votes present or represented at Members' meetings, and the proceedings thereof.  The Secretary shall perform such other duties as may be prescribed from time to time by the Manager or the Board.

iv) Treasurer.  The Treasurer shall have custody of the Company funds and securities and shall keep or cause to be kept full and accurate accounts of receipts and disbursements in books of the Company to be maintained for such purpose; shall deposit all moneys and other valuable effects of the Company in the name and to the credit of the Company in depositories designated by the Manager or the Board; and shall disburse the funds of the Company as may be ordered by the Manager or the Board.

v) Chairman of the Board.  The Chairman of the Board, if any, shall perform such duties as shall be assigned, and shall exercise such powers as may be granted to him or her, by the Manager or the Board.

vi) Authority of Officers.  The officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Manager or the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company's business and the actions of the officers taken in accordance with such powers shall bind the Company.

SECTION 6. Members.

(a) Members.  The Members of the Company shall be set forth on Exhibit B hereto as amended from time to time.  At the date hereof, CCO Parent is the sole Member, and it (or its predecessor) has heretofore contributed to the capital of the Company.  CCO Parent is not required to make any additional capital contribution to the Company; however, CCO Parent may make additional capital contributions to the Company at any time in its sole discretion (for which its capital account balance shall be appropriately increased).  Each Member shall have a capital account in the Company, the balance of which is to be determined in accordance with the principles of Treasury Regulation section 1.704-1(b)(2)(iv).  The provisions of this Agreement, other than those related to the LLC Arrangement, are intended to benefit the Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company.  Notwithstanding anything to the contrary in this Agreement, CCO Parent shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company.

(b) Admission of Members.  Other persons may be admitted as Members from time to time pursuant to the provisions of this Agreement.  The Funding Agent is not a Member of the Company.  Moreover, in connection with the exercise of the LLC Arrangement by the Funding Agent, the Funding Agent shall not be admitted as a Member of the Company and shall not acquire any limited liability company interest, membership interest or other interest in the profits, losses and capital of the Company; rather, the Funding Agent shall only acquire the specific rights set forth in this Agreement.  If an admission of a new Member results in the Company having more than one Member, this Agreement shall be amended in accordance with the provisions of Section 15(b) to establish the rights and responsibilities of the Members and to govern their relationships.

(c) Limited Liability.  Except as required by the Act, no Member shall be liable for the debts, liabilities and obligations of the Company, including without limitation any debts, liabilities and obligations of the Company under a judgment, decree or order of a court, solely by reason of being a member of the Company. Under no circumstances shall the Funding Agent be liable for the debts, liabilities and obligations of the Company, including without limitation any debts, liabilities and obligations of the Company under a judgment, decree or order of a court.

(d) Competing Activities.  Notwithstanding any duty otherwise existing at law or in equity, (i) neither a Member nor a Manager of the Company, or any of their respective affiliates, partners, members, shareholders, directors, managers, officers or employees, shall be expressly or impliedly restricted or prohibited solely by virtue of this Agreement or the relationships created hereby from engaging in other activities or business ventures of any kind or character whatsoever and (ii) except as otherwise agreed in writing or by written Company policy, each Member and Manager of the Company, and their respective affiliates, partners, members, shareholders, directors, managers, officers and employees, shall have the right to conduct, or to possess a direct or indirect ownership interest in, activities and business ventures of every type and description, including activities and business ventures in direct competition with the Company.

(e) Bankruptcy.  Notwithstanding any other provision of this Agreement, the bankruptcy (as defined in the Act) of a Member shall not cause the Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

SECTION 7. Percentage Interests.  For purposes of this Agreement, “Percentage Interest” shall mean with respect to any Members as of any date the proportion (expressed as a percentage) of the respective capital account balance of such Member to the capital account balances of all Members.  So long as CCO Parent is the sole member of the Company, CCO Parent’s Percentage Interest shall be 100 percent.

SECTION 8. Distributions.  The Company may from time to time distribute to the Members such amounts in cash and other assets as shall be determined by the Members acting by simple majority of the Votes.  Each such distribution (other than liquidating distributions) shall be divided among the Members in accordance with their respective Percentage Interests.  Liquidating distributions shall be made to the Members in accordance with their respective positive capital account balances.  Each Member shall be entitled to look solely to the assets of the Company for the return of such Member's positive capital account balance.  Notwithstanding that the assets of the Company remaining after payment of or due provision for all debts, liabilities, and obligations of the Company may be insufficient to return the capital contributions or share of the Company’s profits reflected in such Member's positive capital account balance, a Member shall have no recourse against the Company or any other Member.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Members on account of their interest in the Company if such distribution would violate the Act or any other applicable law.

SECTION 9. Allocations.  The profits and losses of the Company shall be allocated to the Members in accordance with their Percentage Interests from time to time.

SECTION 10. Dissolution; Winding Up.

(a) Dissolution.  The Company shall be dissolved upon (i) the adoption of a plan of dissolution by the Members acting by unanimity of the Votes and the approval of the Manager or (ii) the occurrence of any other event required to cause the dissolution of the Company under the Act.

(b) Effective Date of Dissolution.  Any dissolution of the Company shall be effective as of the date on which the event occurs giving rise to such dissolution, but the Company shall not terminate unless and until all its affairs have been wound up and its assets distributed in accordance with the provisions of the Act and the Certificate is cancelled.

(c) Winding Up.  Upon dissolution of the Company, the Company shall continue solely for the purposes of winding up its business and affairs as soon as reasonably practicable.  Promptly after the dissolution of the Company, the Manager shall immediately commence to wind up the affairs of the Company in accordance with the provisions of this Agreement and the Act.  In winding up the business and affairs of the Company, the Manager may to the fullest extent permitted by law, take any and all actions that it determines in its sole discretion to be in the best interests of the Members, including, but not limited to, any actions relating to (i) causing written notice by registered or certified mail of the Company's intention to dissolve to be mailed to each known creditor of and claimant against the Company, (ii) the payment, settlement or compromise of existing claims against the Company, (iii) the making of reasonable provisions for payment of contingent claims against the Company and (iv) the sale or disposition of the properties and assets of the Company.  It is expressly understood and agreed that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of claims against the Company so as to enable the Manager to minimize the losses that may result from a liquidation.

SECTION 11. Transfer.  At such time as the Company has more than one Member, no Member shall transfer (whether by sale, assignment, gift, pledge, hypothecation, mortgage, exchange or otherwise) all or any part of his, her or its limited liability company interest in the Company to any other person without the prior written consent of each of the other Members; provided, however, that this Section 11 shall not restrict the ability of any Member to transfer (at any time) all or a portion of its limited liability company interest in the Company to another Member or pursuant to the Loan Documents (as defined in the Credit Agreement).  Upon the transfer of a Member's limited liability company interest, the Manager shall provide notice of such transfer to each of the other Members and shall amend Exhibit B hereto to reflect the transfer.

SECTION 12. Admission of Additional Members.  The admission of additional or substitute Members to the Company shall be accomplished by the amendment of this Agreement, including Exhibit B, in accordance with the provisions of Section 15(b), pursuant to which amendment each additional or substitute Member shall agree to become bound by this Agreement.

SECTION 13. Tax Matters.  As of the date of this Agreement, the Company is a single-owner entity for United States federal tax purposes.  So long as the Company is a single-owner entity for federal income tax purposes, it is intended that for federal, state and local income tax purposes the Company be disregarded as an entity separate from its owner for income tax purposes and its activities be treated as a division of such owner.  In the event that the Company has two or more Members for federal income tax purposes, it is intended that (i) the Company shall be treated as a partnership for federal, state and local income tax purposes, and the Members shall not take any position or make any election, in a tax return or otherwise, inconsistent therewith and (ii) this Agreement will be amended to provide for appropriate book and tax allocations pursuant to subchapter K of the Internal Revenue Code of 1986, as amended.

SECTION 14. Exculpation and Indemnification.

(a) Exculpation.  Neither the Members, the Manager, the directors of the Company, the officers of the Company, their respective affiliates, nor any person who at any time shall serve, or shall have served, as a director, officer, employee or other agent of any such Members, Manager, directors, officers, or affiliates and who, in such capacity, shall engage, or shall have engaged, in activities on behalf of the Company (a "Specified Agent") shall be liable, in damages or otherwise, to the Company or to any Member for, and neither the Company nor any Member shall take any action against such Members, Manager, directors, officers, affiliates or Specified Agent, in respect of any loss which arises out of any acts or omissions performed or omitted by such person pursuant to the authority granted by this Agreement, or otherwise performed on behalf of the Company, if such Member, Manager, director, officer, affiliate, or Specified Agent, as applicable, in good faith, determined that such course of conduct was in the best interests of the Company and within the scope of authority conferred on such person by this Agreement or approved by the Manager.  Each Member shall look solely to the assets of the Company for return of such Member's investment, and if the property of the Company remaining after the discharge of the debts and liabilities of the Company is insufficient to return such investment, each Member shall have no recourse against the Company, the other Members or their affiliates, except as expressly provided herein; provided, however, that the foregoing shall not relieve any Member or the Manager of any fiduciary duty, duty of care or duty of fair dealing to the Members that it may have hereunder or under applicable law.

(b) Indemnification.  In any threatened, pending or completed claim, action, suit or proceeding to which a Member, a Manager, a director of the Company, any officer of the Company, their respective affiliates, or any Specified Agent was or is a party or is threatened to be made a party by reason of the fact that such person is or was engaged in activities on behalf of the Company, including without limitation any action or proceeding brought under the Securities Act of 1933, as amended, against a Member, a Manager, a director of the Company, any officer of the Company, their respective affiliates, or any Specified Agent relating to the Company, the Company shall to the fullest extent permitted by law indemnify and hold harmless the Members, Manager, directors of the Company, officers of the Company, their respective affiliates, and any such Specified Agents against losses, damages, expenses (including attorneys' fees), judgments and amounts paid in settlement actually and reasonably incurred by or in connection with such claim, action, suit or proceeding; provided, however, that none of the Members, Managers, directors of the

Company, officers of the Company, their respective affiliates or any Specified Agent shall be indemnified for actions constituting bad faith, willful misconduct, or fraud.  Any act or omission by any such Member, Manager, director, officer, or any such affiliate or Specified Agent, if done in reliance upon the opinion of independent legal counsel or public accountants selected with reasonable care by such Member, Manager, director, officer, or any such affiliate or Specified Agent, as applicable, shall not constitute bad faith, willful misconduct, or fraud on the part of such Member, Manager, director, officer, or any such affiliate or Specified Agent.

(c) No Presumption.  The termination of any claim, action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that any act or failure to act by a Member, a Manager, a director of the Company, any officer of the Company, their respective affiliates or any Specified Agent constituted bad faith, willful misconduct or fraud under this Agreement.

(d) Limitation on Indemnification.  Any such indemnification under this Section 14 shall be recoverable only out of the assets of the Company and not from the Members.

(e) Reliance on the Agreement.  To the extent that, at law or in equity, a Member, Manager, director of the Company, officer of the Company or any Specified Agent has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any Member or other person bound by this Agreement, such Member, Manager, director, officer or any Specified Agent acting under this Agreement shall not be liable to the Company or to any Member or other person bound by this Agreement for its good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Member, Manager, director of the Company, officer of the Company or any Specified Agent otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Member, Manager, director or officer or any Specified Agent.

SECTION 15. Miscellaneous.

(a) Certificate of Limited Liability Company Interest.  A Member's limited liability company interest may be evidenced by a certificate of limited liability company interest executed by the Manager or an officer in such form as the Manager may approve; provided that such certificate of limited liability company interest shall not bear a legend that causes such limited liability company interest to constitute a security under Article 8 (including Section 8-103) of the Uniform Commercial Code as enacted and in effect in the State of Delaware, or the corresponding statute of any other applicable jurisdiction, on the date hereof.

(b) Amendment.  The terms and provisions set forth in this Agreement may be amended, and compliance with any term or provision set forth herein may be waived, only by a written instrument executed by persons holding a simple majority of the Votes; provided, however, that (i) Sections 1(h), 4(c), 6(c), 11 and 15 hereof may not be amended without the consent of the Funding Agent, (ii) Sections 4(c), 6, 7, 8, 9, 10, 11, 12, 13 and 14

hereof shall not be amended except by unanimity of the Votes, (iii) this Agreement shall not be amended in any manner, and none of the Members, the Manager, the Board, the officers, or any permitted delegee of any thereof shall take any action, or cause the Company to engage in transactions, that directly or indirectly, impair, reduce or otherwise modify the rights of the Funding Agent under the LLC Arrangement, or prevent the LLC Arrangement from becoming effective in accordance with its terms, unless the Funding Agent consents in writing, and (iv) this Agreement shall not be amended in any manner, and none of the Funding Agent, the Manager or the Board shall take any action or cause the Company to engage in transactions that modify or change any Member’s share of any of the following:  (i) allocations and distributions of the Company’s profits and losses; (ii) current distributions; (iii) liquidating distributions; (iv) distributions in redemption or withdrawal; or (v) any other distributions of the Company’s assets, unless such Member consents in writing.  This sentence and the foregoing sentence may not be amended except by unanimity of the Votes.  No failure or delay on the part of any party in exercising any right, power or privilege granted hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

(c) Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and assigns.

(d) Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any conflicts of law principles that would require the application of the laws of any other jurisdiction.

(e) Severability.  In the event that any provision contained in this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the invalidity, illegality or unenforceability thereof shall not affect any other provision hereof.

(f) Multiple Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g) Funding Agent as an Intended Beneficiary.  Notwithstanding any other provision of this Agreement, the Funding Agent is an intended beneficiary of the provisions of this Agreement related to the LLC Arrangement to the extent provided herein, and the Members agree that this Agreement constitutes a legal, valid and binding agreement of the Members, and is enforceable against the Members by the Funding Agent, in accordance with its terms.

(h) Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supercedes and replaces any prior or contemporaneous understandings.

(i) Relationship between the Agreement and the Act.  Regardless of whether any provision of this Agreement specifically refers to particular Default Rules (as defined below), (i) if any provision of this Agreement conflicts with a Default Rule, the provision of this Agreement controls and the Default Rule is modified or negated accordingly, and (ii) if it is necessary to construe a Default Rule as modified or negated in order to effectuate any provision of this Agreement, the Default Rule is modified or negated accordingly.  For purposes of this Section 15(i), “Default Rule” shall mean a rule stated in the Act which applies except to the extent it may be negated or modified through the provisions of a limited liability company’s Limited Liability Company Agreement.

(j) LLC Arrangement.  It is the intent of each of the parties hereto that the LLC Arrangement shall remain in full force and effect under any and all circumstances as set forth herein, including, without limitation, during the pendency of any event, condition or proceeding contemplated by Section 8(g) of the Credit Agreement (including, but not limited to, any bankruptcy or reorganization proceeding of CCO Parent or the Company).

(k) Governmental Approval.

i) Notwithstanding anything herein to the contrary, this Agreement and the transactions contemplated hereby, prior to the exercise by the Funding Agent of any rights and powers respecting any vote, approval, consent or ratification provided in this Agreement, except to the extent not prohibited by applicable law, (i) do not and will not constitute, create, or have the effect of constituting or creating, directly or indirectly, actual or practical ownership of the Company or any of its subsidiaries by the Funding Agent or the Lenders (under the Credit Agreement), or control, affirmative or negative, direct or indirect, by the Funding Agent or its affiliates over the management or any other aspect of the operation of the Company or any of its subsidiaries, which ownership and control remains exclusively and at all times in the Members and the members of the Company’s subsidiaries, and (ii) do not and will not constitute the transfer, assignment, or disposition in any manner, voluntarily or involuntarily, directly or indirectly, of any License (as defined in the Credit Agreement) at any time issued to the Company or any of its subsidiaries, or the transfer of control of the Company or any of its subsidiaries, including, without limitation, within the meaning of Section 310(d) of the Communications Act of 1934, as amended.

ii) Notwithstanding anything to the contrary contained in this Agreement, the Funding Agent shall not, without first obtaining the approval of the Federal Communications Commission (“FCC”) or any other applicable Governmental Authority (as defined in the Credit Agreement), take any action pursuant to this Agreement which would constitute or result in, or be deemed to constitute or result in, any assignment of a License, including, without limitation, any CATV Franchise (as defined in the Credit Agreement) of the Company or any of its subsidiaries, or any change of control of the Company or any of its subsidiaries, if such assignment or change in control would require, under then existing law (including the written rules and regulations promulgated by the FCC), the prior approval of the FCC or such other Governmental Authority; provided that this Section 15(k)(ii) shall not apply in the event that any such assignment or change of control has occurred (or is deemed to have occurred) for any reason other than through the exercise by the Funding Agent of its rights and powers respecting any vote, approval, consent or ratification under this Agreement.

iii) If counsel to the Funding Agent reasonably determines that the consent of the FCC or any other Governmental Authority is required in connection with any of the actions which may be taken by the Funding Agent in the exercise of its rights and powers respecting any vote, approval, consent or ratification under this Agreement, then the Company, at its sole cost and expense, shall use its best efforts to secure such consent and to cooperate fully with the Funding Agent in any action commenced by the Funding Agent to secure such consent.  Upon the exercise by the Funding Agent of any rights and powers respecting any vote, approval, consent or ratification pursuant to this Agreement which requires any consent, approval, recording, qualification or authorization of the FCC or any other Governmental Authority or instrumentality, the Company will promptly prepare, execute, deliver and file, or will promptly cause the preparation, execution, delivery and filing of, all applications, certificates, instruments and other documents and papers that the Funding Agent reasonably deems necessary or advisable to obtain such governmental consent, approval, recording, qualification or authorization.  Subject to the provisions of applicable law, if the Company fails or refuses to execute, or fails or refuses to cause another person to execute, such documents, the Funding Agent, as attorney-in-fact for the Company appointed pursuant to Section 15(k)(v), or the clerk of any court of competent jurisdiction, may execute and file the same on behalf of the Company.  In addition to the foregoing, the Company agrees to take, or cause to be taken, any action which the Funding Agent may reasonably request in order to obtain and enjoy the full rights, powers and benefits of the Funding Agent under this Agreement, including, without limitation, at the Company’s cost and expense, the exercise of the Company’s best efforts to cooperate in obtaining FCC or other governmental approval of any action or transaction contemplated by this Agreement which is then required by law.

iv) The Company recognizes that the authorizations, permits and Licenses held by the Company or any of its subsidiaries are unique assets, and the Company agrees to take all reasonable steps to effectuate the rights and powers respecting vote, approval, consent or ratification of the Funding Agent under this Agreement.  The Company further recognizes that a violation of this provision would result in irreparable harm to the Funding Agent and its affiliates for which monetary damages are not readily ascertainable.  Therefore, in addition to any other remedy which may be available to the Funding Agent and its affiliates at law or in equity, the Funding Agent and its affiliates shall have the remedy of specific performance of the provisions of this Section 15(k).

v) The Company hereby irrevocably constitutes and appoints the Funding Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Company and in the name of  the Company or in its own name, for the purpose of carrying out the rights and powers of the Funding Agent under this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to implement rights and powers of the Funding Agent under this Agreement.  Anything in this Section 15(k)(v) to the contrary notwithstanding, the Funding Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 15(k)(v) except as provided in Section 1(h).  The expenses of the Funding Agent incurred in connection with actions undertaken as provided in this Section 15(k)(v), together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans, as defined in, and under the Credit Agreement, from the date of payment by the Funding Agent to the date reimbursed by Section 15(k)(v), shall be payable by Section 15(k)(v) to the Funding Agent on demand.  Pursuant to Section 15(k)(v), the Members hereby ratify all that said attorneys shall lawfully do or cause to be done by virtue hereof.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until the LLC Arrangement Notice shall have been delivered.

IN WITNESS WHEREOF, the party has caused this Agreement to be duly executed on the date first above written.

CCO HOLDINGS, LLC

By:      /s/ Richard R. Dykhouse
Richard R. Dykhouse
Vice President, Associate General
Counsel and Corporate Secretary

Accepting its appointment as the Company's Manager subject to the provisions of this Agreement and approving the amendment and restatement of the prior limited liability company agreement by this Agreement:
CHARTER COMMUNICATIONS, INC.

By:     /s/ Richard R. Dykhouse
Richard R. Dykhouse
Vice President, Associate General
Counsel and Corporate Secretary

EXHIBIT A

Officers

Neil Smit	President and Chief Executive Officer
Michael J. Lovett	Executive Vice President and Chief Operating Officer
Grier C. Raclin	Executive Vice President and Chief Administrative Officer
Marwan Fawaz	Executive Vice President and Chief Technology Officer
Eloise E. Schmitz	Executive Vice President and Chief Financial Officer
Ted W. Schremp	Executive Vice President and Chief Marketing Officer
Gregory L. Doody	Executive Vice President and General Counsel
Steven E. Apodaca	Senior Vice President – Division President/West Operations
Joshua L. Jamison	Senior Vice President - Division President/East Operations
Greg S. Rigdon	Senior Vice President – Corporate Development
Jay E. Carlson	Senior Vice President – Information Technology
Joseph R. Stackhouse	Senior Vice President – Customer Operations
Kevin D. Howard	Senior Vice President – Finance and Chief Accounting Officer
Thomas M. Degnan	Vice President – Finance and Corporate Treasurer
Richard R. Dykhouse	Vice President, Associate General Counsel and Corporate Secretary
Paul J. Rutterer	Assistant Secretary

EXHIBIT B

Member

CCO Holdings, LLC